Exhibit (a)(8)

BLACKROCK MUNICIPAL INCOME TRUST

AMENDMENT TO

STATEMENT OF PREFERENCES OF

VARIABLE RATE MUNI TERM PREFERRED SHARES

DATED DECEMBER 15, 2011

(THE “STATEMENT OF PREFERENCES”)

The undersigned officer of BlackRock Municipal Income Trust (the “Trust”), a Delaware statutory trust, hereby certifies as follows:

1.    The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences), as required under Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows as of January 4, 2021:

a.    The Statement of Preferences of the Trust is hereby amended by deleting the definition of “Ratings Spread” in the Statement of Preferences and replacing it with the following definition as of January 4, 2021:

“Ratings Spread”means, with respect to any Rate Period for any Series of VMTP Preferred Shares, the percentage per annum set forth opposite the highest applicable credit rating assigned to such Series, unless the lowest applicable credit rating is at or below A1/A+, in which case it shall mean the percentage per annum set forth opposite the lowest applicable credit rating assigned to such Series, by either Moody’s (if Moody’s is then rating the VMTP Preferred Shares at the request of the Trust), Fitch (if Fitch is then rating the VMTP Preferred Shares at the request of the Trust) or Other Rating Agency (if such Other Rating Agency is then rating the VMTP Preferred Shares at the request of the Trust) in the table below on the Rate Determination Date for such Rate Period:

Moody’s/Fitch*	Percentage
Aa2/AA to Aaa/AAA	0.95%
Aa3/AA-	0.95%
A1/A+	1.30%
A2/A	1.55%
A3/A-	1.70%
Baa1/BBB+	2.05%
Baa2/BBB	2.30%
Baa3/BBB-	2.80%
Non-investment grade or NR	3.30%

*	And/or the equivalent ratings of an Other Rating Agency then rating the VMTP Preferred Shares at the request of the Trust.

b.    The Statement of Preferences of the Trust is hereby amended by adding the definition of “Redemption Premium” in the Statement of Preferences as follows as of January 4, 2021:

“Redemption Premium” means with respect of a Series W-7 VMTP Preferred Share rated above A1/A+ and its equivalent by all Rating Agencies then rating such Series W-7 VMTP Preferred Share at the request of the Trust and subject to any redemption, other than redemptions required to comply with Minimum Asset Coverage requirements or exceed compliance with the Minimum Asset Coverage requirements up to 240%, an amount equal to:

(a)

if such Redemption Date is less than 18 months but greater than or equal to 15 months from the Term Redemption Date, the product of 2% and the Liquidation Preference of the Series W-7 VMTP Preferred Shares subject to redemption; and

(b)

if such Redemption Date is less than 15 months but greater than or equal to 12 months from the Term Redemption Date, the product of 1% and the Liquidation Preference of the Series W-7 VMTP Preferred Shares subject to redemption.

Any VMTP Preferred Share exchanged for the preferred share of a surviving entity in connection with a reorganization, merger, or redomestication of the Trust in another state that had been previously approved by the Holders of VMTP Preferred Shares or that otherwise does not require the vote or consent of the Holders of VMTP Preferred Shares shall not be subject to the Redemption Premium.

c.    The Statement of Preferences of the Trust is hereby amended by deleting the definition of “Redemption Price” in its entirety and replacing it with the following definition as of January 4, 2021:

“Redemption Price” means the sum of (i) the Liquidation Preference, (ii) accumulated but unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption and (iii) the Redemption Premium, if any.

d.    The Statement of Preferences of the Trust is hereby amended by deleting Section 5(c) in its entirety and replacing it with the following as of January 4, 2021:

Notwithstanding Sections 5(a) and 5(b) of this Statement of Preferences, except as may be otherwise expressly provided by Sections 5(f), 5(g) or 5(h) of this Statement of Preferences or as otherwise required by Applicable Law, the provisions of this Statement of Preferences set forth under (x) the caption “Designation” (but only with respect to any VMTP Preferred Shares already issued and Outstanding), (y) Sections 1(a) (but only with respect to any VMTP Preferred Shares already issued and Outstanding), 2(a), 2(b), 2(c), 2(d), 2(e)(i), 2(e)(ii), 2(k), 3(b), 8, 10(a)(i), 10(b)(i), 10(h), 11(a), 11(b) or 11(c) of this Statement of Preferences and (z) the definitions “Additional Amount”, “Applicable Base Rate”, “Applicable Rate”, “Dividend Payment Date”, “Dividend Period”, “Effective Leverage Ratio”, “Failure to Deposit”, “Gross-up Payment”, “Liquidation Preference”, “Maximum Rate”, “Outstanding”, “Rate Determination Date”, “Ratings Spread”, “Redemption Premium”, “Redemption Price”, “Subsequent Rate Period” or “Term Redemption Date” (i) (A) may be amended so as to adversely affect the amount, timing, priority or taxability of any dividend, redemption or other payment or distribution due to the Holders or (B) may amend the definition of “Effective Leverage Ratio” or the calculation thereof, in each case, only upon the affirmative vote or written consent of (1) a majority of the Board of Trustees and (2) the Total Holders and (ii) may be otherwise amended upon the affirmative vote or written consent of (1) a majority of the Board of Trustees and (2) the holders of 66 2/3% of the Outstanding VMTP Preferred Shares.

e.    The Statement of Preferences of the Trust is hereby amended by deleting Section 10(a)(i) in its entirety and replacing it with the following as of January 4, 2021:

Subject to the provisions of subparagraph (iii) of this paragraph (a), VMTP Preferred Shares of any Series may be redeemed, at the option of the Trust, at any time, as a whole or from time to time in part, out of funds legally available therefor under Applicable Law and otherwise in accordance with Applicable Law, at the Redemption Price; provided, however, that (A) VMTP Preferred Shares may not be redeemed in part if after such partial redemption fewer than 50 VMTP Shares of such Series would remain outstanding; (B) VMTP Preferred Shares are not redeemable by the Trust during the Initial Rate Period; and (C) Series W-7 VMTP Preferred Shares are not redeemable by the Trust from the period beginning January 4, 2021 through December 31, 2021.

f.    The Statement of Preferences of the Trust is hereby amended by deleting Section 10(a)(iii) in its entirety and replacing it with the following as of January 4, 2021:

The Trust may not on any date send a Notice of Redemption pursuant to paragraph (c) of this Section 10 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date (A) the Trust has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a Market Value not less than the amount (including any applicable Redemption Premium) due to Holders of VMTP Preferred Shares by reason of the redemption of such VMTP Preferred Shares on such Redemption Date and (B) the Discounted Value of Moody’s Eligible Assets (if Moody’s is then rating the VMTP Preferred Shares at the request of the Trust), the Discounted Value of Fitch Eligible Assets (if Fitch is then rating the VMTP Preferred Shares at the request of the Trust) and the Discounted Value of Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the VMTP Preferred Shares at the request of the Trust) each at least equals the Basic Maintenance Amount, and would at least equal the Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date. For purposes of determining in clause (B) of the preceding sentence whether the Discounted Value of Moody’s Eligible Assets at least equals the Basic Maintenance Amount, the Moody’s Discount Factors applicable to Moody’s Eligible Assets shall be determined by reference to the first Exposure Period (as defined in the Moody’s Guidelines) longer than the Exposure Period then applicable to the Trust, as described in the definition of Moody’s Discount Factor herein.

2.    Except as amended hereby, the Statement of Preferences remains in full force and effect.

3.    A copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

IN WITNESS WHEREOF, BlackRock Municipal Income Trust has caused these presents to be signed as of December 30, 2020 in its name and on its behalf by its Vice President and attested by its Secretary. Said officers of the Trust have executed this amendment as officers and not individually, and the obligations and rights set forth in this amendment are not binding upon any such officers, or the trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

BlackRock Municipal Income Trust

By:	/s/ Jonathan Diorio

Name: Jonathan Diorio
Title: Vice President

ATTEST:

/s/ Janey Ahn
Name: Janey Ahn
Title: Secretary